Exhibit 99.1
ADC Therapeutics Reports First Quarter 2025 Financial Results and Provides Operational Update

LOTIS-7 abstract accepted for presentation at the European Hematology Association 2025 Congress (EHA2025) and the 18th International Conference on Malignant Lymphoma (ICML); ZYNLONTA®
plus glofitamab demonstrated ORR of 95.5% and CR of 90.9% with encouraging safety and tolerability

Forty patient enrollment reached in LOTIS-7 trial dose expansion arm in patients with relapsed/refractory DLBCL

Cash runway expected to fund multiple catalysts into the second half of 2026

Company to host conference call today at 8:30 a.m. EDT

LAUSANNE, Switzerland, May 14, 2025 – ADC Therapeutics SA (NYSE: ADCT), a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), today reported financial results for the first quarter ended March 31, 2025, and provided recent operational updates.

“We are encouraged by the promising LOTIS-7 abstract data, which we believe demonstrate the potential for ZYNLONTA® plus glofitamab to be a best-in-class combination in a dynamic market,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “Coupled with the progress of our LOTIS-5 confirmatory trial, we are confident in our path forward and the potential of ZYNLONTA as we pursue the substantially larger opportunity in earlier lines of DLBCL therapy.”

First Quarter 2025 Operational Updates & Recent Highlights

•Abstract accepted for LOTIS-7 data presentations at EHA2025 and ICML. As of the abstract cutoff date of January 17, 2025, 31 patients received ≥1 ZYNLONTA dose and were safety evaluable, with 22 patients evaluable for efficacy. ZYNLONTA plus glofitamab (COLUMVI®) demonstrated an overall response rate (ORR) of 95.5% and complete response (CR) rate of 90.9%. Four of the efficacy evaluable patients (2 each at 120µg/kg and 150 µg/kg) converted to CR within 3 weeks after the data cutoff and are included as CRs. Twenty of 21 responders have remained in response and the median duration of response has not been reached. Manageable safety and tolerability were observed across all 31 safety evaluable patients. Updated data will be presented during a poster session on Saturday, June 14 at 12:30 p.m. ET at EHA2025 taking place in Milan, Italy from June 12–15, 2025 and an oral presentation at ICML taking place in Lugano, Switzerland from June 17-21, 2025.
•Enrollment of 40 patients reached in LOTIS-7 dose expansion arm. Forty patients have been enrolled in the dose expansion arm of the Phase 1b clinical trial evaluating the safety and efficacy of ZYNLONTA in combination with the bispecific antibody glofitamab in patients with r/r DLBCL. The Company expects to provide an update on the LOTIS-7 trial in the second half of 2025.
•Abstract accepted for LOTIS-5 trial safety run-in data presentation at EHA2025.
As of the abstract cutoff date of October 4, 2024, the safety run-in data included 20 patients, from LOTIS-5, a Phase 3, randomized trial of ZYNLONTA plus rituximab in patients with r/r DLBCL. Fixed treatment duration of this combination showed no new safety signals and demonstrated encouraging antitumor activity, with signs of durable responses in r/r DLBCL/HGBL patients >28 months after end of treatment. The data will be presented during a poster session on Saturday, June 14 at 12:30 p.m. ET at EHA2025.

•LOTIS-5 remains on track to reach prespecified progression-free survival (PFS) events by end of 2025. After the prespecified number of PFS events is reached and data are available, the Company expects to provide topline data on the Phase 3 confirmatory trial evaluating ZYNLONTA in combination with rituximab in patients with 2L+ DLBCL.
•Abstract accepted for presentation of marginal zone lymphoma (MZL) data at ICML. A poster entitled, “Updated analysis of a phase 2 multicenter study of the loncastuximab in relapsed/refractory marginal zone lymphoma demonstrates high rate of complete responses” will be presented at ICML. This single-arm, open-label investigator-initiated study is being conducted at the Sylvester Comprehensive Cancer Center at University of Miami and City of Hope, and led by Izidore Lossos, MD, Professor, Director, Lymphoma Program at the Sylvester Comprehensive Cancer Center, University of Miami.
•Discontinuation of ADCT-602 trial. Based on the available clinical data, the Phase 1/2 ADCT-602 clinical trial, sponsored by The University of Texas MD Anderson Cancer Center, evaluating ADCT-602 in patients with r/r B-cell acute lymphoblastic leukemia will be discontinued.
•Preclinical programs highlighted at the American Association for Cancer Research (AACR) Annual Meeting 2025.Data from preclinical studies of our exatecan-based ADCs targeting Claudin-6 (CLDN6), prostate-specific membrane antigen (PSMA), and Alanine, Serine, Cysteine Transporter 2 (ASCT2) were featured.

First Quarter 2025 Financial Results

•Product Revenues: ZYNLONTA generated net product revenues of $17.4 million for the first quarter of 2025 as compared to $17.8 million for the first quarter of 2024.
•License Revenues and Royalties: License revenue and royalties were $5.6 million for the first quarter of 2025 as compared to $0.2 million for the first quarter of 2024. In March 2025, the Company recognized $5.0 million in license revenue in connection with a milestone payment due upon ZYNLONTA’s approval by Health Canada for the treatment of relapsed or refractory DLBCL after two or more lines of systemic therapy.
•Research and Development (R&D) Expense: R&D expense was $28.9 million for the first quarter of 2025 as compared to $25.7 million for the first quarter of 2024. The increase is primarily attributable to a net increase in spending on our next-generation investigational ADCs.
•Selling and Marketing (S&M) Expense: S&M expense was $10.6 million for the first quarter of 2025 as compared to $11.4 million for the first quarter of 2024. The quarter-over-quarter decrease in S&M expense was primarily due to lower marketing and advertising and travel-related costs, partially offset by higher share-based compensation expense.
•General & Administrative (G&A) Expense: G&A expense was $10.0 million for the first quarter of 2025 as compared to $12.0 million for the first quarter of 2024. The quarter-over-quarter decrease in G&A expense was primarily related to lower professional fees and VAT recoveries.
•Net Loss: Net loss for the quarter ended March 31, 2025 was $38.6 million, or a net loss of $0.36 per basic and diluted share, as compared to net loss of $46.6 million, or a net loss of $0.56 per basic and diluted share for the same period in 2024. The decrease in net loss during the quarter is primarily attributable to higher license revenues and royalties and lower other expense.
•Adjusted Net Loss: Adjusted net loss, which is a non-GAAP financial measure, was $24.0 million, or an adjusted net loss of $0.22 per basic and diluted share for the quarter ended March 31, 2025 as compared to adjusted net loss of $31.1 million, or $0.38 per basic and diluted share, for the same period in 2024. The decrease in adjusted net loss during the quarter is primarily attributable to higher license revenues and royalties and lower operating expenses, as adjusted for share-based compensation.
•Cash and cash equivalents: As of March 31, 2025, cash and cash equivalents were $194.7 million, compared to $250.9 million as of December 31, 2024, a change primarily driven by the timing of payments of the annual discarded drug rebate, annual bonuses and lower cash collections and partner reimbursements. The Company currently expects its cash runway to extend into the second half of 2026.

Conference Call Details

ADC Therapeutics management will host a conference call and live audio webcast to discuss first quarter 2025 financial results and provide a company update today at 8:30 a.m. Eastern Time. To access the conference call, please register here. The participant toll-free dial-in number is 1-800-836-8184 for North America and Canada. A live webcast of the call will be available under “Events & Presentations” in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ZYNLONTA®

ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs). The Company is advancing its proprietary ADC technology to transform the treatment paradigm for patients with hematologic malignancies and solid tumors.

ADC Therapeutics’ CD19-directed ADC ZYNLONTA (loncastuximab tesirine-lpyl) received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy. In addition to ZYNLONTA, ADC Therapeutics has multiple ADCs in ongoing clinical and preclinical development.

ADC Therapeutics is based in Lausanne (Biopôle), Switzerland and has operations in London and New Jersey. For more information, please visit https://adctherapeutics.com/ and follow the Company on LinkedIn.

ZYNLONTA® is a registered trademark of ADC Therapeutics SA.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•Adjusted total operating expenses
•Adjusted net loss
•Adjusted net loss per share

Management uses such measures internally when monitoring and evaluating our operational performance, generating future operating plans and making strategic decisions regarding the allocation of capital. We believe that these adjusted financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and facilitate operating performance comparability across both past and future reporting periods. These non-GAAP measures have limitations as financial measures and should be considered in addition to, and not in isolation or as a substitute for, the information prepared in accordance with GAAP. When preparing these supplemental non-GAAP measures, management typically excludes certain GAAP items that management does not believe are indicative of our ongoing operating performance. Furthermore, management does not consider these GAAP items to be normal, recurring cash operating expenses; however, these items may not meet the GAAP definition of unusual or non-recurring items. Since non-GAAP financial measures do not have standardized definitions and meanings, they may differ from the non-GAAP financial measures used by other companies, which reduces their usefulness as comparative financial measures. Because of these limitations, you should consider these adjusted financial measures alongside other GAAP financial measures.

The following items are excluded from adjusted total operating expenses:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

The following items are excluded from adjusted net loss and adjusted net loss per share:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Certain Other Items: We exclude certain other significant items that we believe do not represent the performance of our business, from our adjusted financial measures. Such items are evaluated by management on an individual basis based on both quantitative and qualitative aspects of their nature. While not all-inclusive, examples of certain other significant items excluded from our adjusted financial measures would be: changes in the fair value of warrant obligations and the effective interest expense associated with the senior secured term loan facility and the effective interest expense and cumulative catch-up adjustments associated with the deferred royalty obligation under the royalty purchase agreement with HealthCare Royalty Partners.

See the attached Reconciliation of GAAP Measures to Non-GAAP Measures for explanations of the amounts excluded and included to arrive at the non-GAAP financial measures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “future”, “continue”, or “appear” or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: whether future LOTIS-7 clinical trial results will be consistent with or different from the LOTIS-7 data presented at EHA and ICML, the timing of the PFS events for LOTIS-5 and the results of the trial,the expected cash runway into the second half of 2026 which assumes use of minimum liquidity amount required to be maintained under its loan agreement covenants; the Company’s ability to grow ZYNLONTA® revenue in the United States; the ability of our partners to commercialize ZYNLONTA® in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing and results of the Company’s or its partners’ research and development projects or clinical trials including LOTIS 5 and 7, as well as early research in certain solid tumors with different targets, linkers and payloads; the timing and results of investigator-initiated trials including those studying FL and MZL and the potential regulatory and/or compendia strategy and the future opportunity; the timing and outcome of regulatory submissions for the Company’s products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company’s indebtedness, including Healthcare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company’s activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness and the significant cash required to service such indebtedness; and the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company's Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

ADC Therapeutics SA
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share data)

	For the Three Months Ended March 31,
	2025	2024
Revenue
Product revenues, net	$17,404	$17,848
License revenues and royalties	5,629	205
Total revenue, net	23,033	18,053
Operating expense
Cost of product sales	(2,061)	(2,510)
Research and development	(28,928)	(25,735)
Selling and marketing	(10,553)	(11,390)
General and administrative	(9,955)	(12,031)
Total operating expense	(51,497)	(51,666)
Loss from operations	(28,464)	(33,613)

Other income (expense)
Interest income	2,054	2,948
Interest expense	(12,230)	(12,496)
Other, net	203	(2,595)
Total other expense, net	(9,973)	(12,143)
Loss before income taxes	(38,437)	(45,756)
Income tax expense	(165)	(163)
Loss before equity in net losses of joint venture	(38,602)	(45,919)
Equity in net losses of joint venture	—	(687)
Net loss	$(38,602)	$(46,606)

Net loss per share
Net loss per share, basic and diluted	$(0.36)	$(0.56)
Weighted average shares outstanding, basic and diluted	107,202,374	82,552,322

ADC Therapeutics SA
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$194,701	$250,867
Accounts receivable, net	31,762	20,316
Inventory	17,447	18,387
Prepaid expenses	6,899	8,370
Other current assets	7,180	9,450
Total current assets	257,989	307,390
Non-current assets
Property and equipment, net	5,156	5,075
Operating lease right-of-use assets	8,231	8,354
Other long-term assets	1,163	1,161
Total assets	$272,539	$321,980

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$15,592	$18,029
Accrued expenses and other current liabilities	42,202	62,440
Total current liabilities	57,794	80,469

Deferred royalty obligation, long-term	326,792	320,093
Senior secured term loans	113,823	113,632
Operating lease liabilities, long-term	7,907	7,995
Other long-term liabilities	4,446	2,433
Total liabilities	510,762	524,622

Total shareholders’ (deficit) equity	(238,223)	(202,642)

Total liabilities and shareholders’ (deficit) equity	$272,539	$321,980

ADC Therapeutics SA
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended March 31,
(in thousands)	2025	2024	Change	% Change
Total operating expense	$(51,497)	$(51,666)	$169	—%
Adjustments:
Share-based compensation expense (i)	2,421	158	2,263	1432%
Adjusted total operating expenses	$(49,076)	$(51,508)	$2,432	(5)%

	Three Months Ended March 31,
in thousands (except for share and per share data)	2025	2024
Net loss	$(38,602)	$(46,606)
Adjustments:
Share-based compensation expense (i)	2,421	158
Deerfield warrants obligation, change in fair value expense (ii)	—	3,068
Effective interest expense on senior secured term loan facility (iii)	3,785	4,403
Deferred royalty obligation interest expense (iv)	8,445	8,093
Deferred royalty obligation cumulative catch-up adjustment income (iv)	(12)	(263)
Adjusted net loss	$(23,963)	$(31,147)

Net loss per share, basic and diluted	$(0.36)	$(0.56)
Adjustment to net loss per share, basic and diluted	0.14	0.18
Adjusted net loss per share, basic and diluted	$(0.22)	$(0.38)
Weighted average shares outstanding, basic and diluted	107,202,374	82,552,322

(i)Share-based compensation expense represents the cost of equity awards issued to our directors, management and employees. The fair value of awards is computed at the time the award is granted and is recognized over the requisite service period less actual forfeitures by a charge to the statement of operations and a corresponding increase in additional paid-in capital within equity. These accounting entries have no cash impact.

(ii)Change in the fair value of the Deerfield warrant obligation results from the valuation at the end of each accounting period. There are several inputs to these valuations, but those most likely to result in significant changes to the valuations are changes in the value of the underlying instrument (i.e., changes in the price of our common shares) and changes in expected volatility in that price. These accounting entries have no cash impact.
(iii)Effective interest expense on senior secured term loans relates to the increase in the value of our loans in accordance with the amortized cost method.
(iv)Deferred royalty obligation interest expense relates to the accretion expense on our deferred royalty obligation pursuant to the royalty purchase agreement with HCR and cumulative catch-up adjustments related to changes in the expected payments to HCR based on a periodic assessment of our underlying revenue projections.

CONTACTS:

Investors	Media
Marcy Graham	Nicole Riley
ADC Therapeutics	ADC Therapeutics
Marcy.Graham@adctherapeutics.com	Nicole.Riley@adctherapeutics.com
+1 650-667-6450	+1 862-926-9040

###